       1                                                       Exhibit 99.1

April 20, 2004
                                                    Steven F. Nicola
                                                 CFO, Secretary and Treasurer
                                                                 412-442-8262


                        MATTHEWS INTERNATIONAL ANNOUNCES
              SECOND QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND

PITTSBURGH, PA, APRIL 20, 2004 - Matthews International Corporation (NASDAQ
NNM: MATW) today announced earnings for the second fiscal quarter ended March 31, 2004. Net income for the quarter was $13,801,000 versus $11,612,000 for the same quarter last year.

Earnings per share for the second quarter of fiscal 2004 were $0.42 compared to $0.36 a year ago, an increase of 16.7 percent. Sales in the quarter increased 8.1 percent to $124,987,000 versus $115,581,000 in the second quarter of fiscal 2003.

Net income for the six months ended March 31, 2004 was $25,184,000 versus $20,885,000 for the six months ended March 31, 2003. Earnings per share for the first half of fiscal 2004 increased 18.5 percent to $0.77 compared to $0.65 for the first six months a year ago. Sales for the first half of fiscal 2004 increased 7.7 percent to $241,889,000 versus $224,654,000 for the first half of fiscal 2003.

In discussing the financial results for the quarter and first half of the fiscal year, David M. Kelly, Chairman and Chief Executive Officer, stated:

"Our results for the second quarter and first six months reflected a higher level of sales in all five of the Company's business segments. The significant factors in the sales growth included the favorable impact of changes in foreign currency rates, higher volume in our Marking Products business related primarily to the recent improvement in the domestic economy, and the acquisition of a European graphics company in the fourth quarter of fiscal 2003.





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Matthews International Corporation         2 of 3              April 20, 2004

The growth in operating income for the period resulted primarily from the higher level of sales, the favorable impact of changes in foreign currency rates, and the European graphics company acquisition. Improvements in manufacturing efficiencies and other cost structure improvements in several of our businesses also contributed to our operating income improvement. However, during the second quarter, the Company's results began to be affected by the recent significant increases in bronze and steel costs. These increased costs are expected to have a more significant impact on the Company's results in the second half of the year and the Company is currently working on strategies in an effort to mitigate this impact. As such, the Company's ability to achieve its stated targeted earnings of $1.58 per share for fiscal 2004 will depend on the level and duration of these cost increases and the success of our initiatives."

Mr. Kelly also stated that, "The Company paid another $10 million on its revolving credit facility in March 2004. Since the inception of this loan on December 3, 2001, which totaled $124.5 million, we have reduced our debt balance by $100 million."

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.04 per share on the Company's common stock for the quarter ended March 31, 2004. The dividend is payable May 14, 2004 to stockholders of record April 30, 2004.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products, caskets and cremation equipment for the cemetery and funeral home industries, and custom made products which are used to identify people, places, products and events. The Company's products include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremators and cremation-related products; mausoleums, printing plates, pre-press services, and imaging systems for the corrugated and flexible packaging industries; and marking equipment and consumables for identifying various consumer and industrial products, components and containers.




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Matthews International Corporation           3 of 3           April 20, 2004


                    MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                         CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                         (Unaudited)
                              (In Thousands, except Share Data)

                            Three Months Ended         Six Months Ended
                            -------------------       --------------------
                            3/31/04     3/31/03        3/31/04     3/31/03
                            -------     -------        -------     -------
Sales                      $124,987    $115,581       $241,889    $224,654
Operating Profit             24,166      20,478         44,019      37,312
Income before Taxes          22,550      18,972         41,150      34,125
Income Taxes                  8,749       7,360         15,966      13,240
Net Income                  $13,801     $11,612        $25,184      20,885
Earnings per Share            $0.42       $0.36          $0.77       $0.65
Weighted Average Shares  32,700,705  32,147,502     32,652,245  32,086,457

Any forward-looking statements contained in this release are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from management's expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company's control.